Exhibit 19.1
COMPASS PATHWAYS PLC
INSIDER TRADING POLICY

This memorandum sets forth the policy of COMPASS Pathways plc and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. Please contact the Company’s Chief Financial Officer, who is the Compliance Officer for purposes of the Insider Trading Policy, if you have any questions regarding the policy.
PART I. OVERVIEW
A.    To Whom does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to the Company’s directors, officers, employees and designated consultants and contractors and applies to any and all transactions by such persons and their affiliates (as defined below) in the Company’s securities, including its ordinary shares and ADSs, options to purchase ordinary shares, any other type of securities that the Company may issue (such as, but not limited to, preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
In addition, all directors, officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended) and designated employees and consultants set forth on Schedule I hereto and such other persons as the Compliance Officer may designate from time to time must comply with the trading procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”) (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Designated Insiders”). Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.
This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):
•your spouse, child, parent, significant other or other family member, in each case, living in the same household; your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you; any of your other family members who do not reside in your household but whose transactions are directed by you; and any other individual over whose account you have control and to whose financial support you materially contribute;
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and a Designated Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.
B.    What is Prohibited by this Insider Trading Policy?
It is generally illegal for you to trade in the securities of any company (including the Company), whether for your account or for the account of another, while in the possession of material, nonpublic information about such company. It is also generally illegal for you to disclose material, nonpublic information about a company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
When you are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:
•trading (whether for your account or for the account of another) in, gifting or otherwise transferring the Company’s securities, which includes shares, options to purchase shares, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in pursuant to plans approved in accordance with this policy that are in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;
•giving trading advice of any kind about the Company; and
•disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).
This Insider Trading Policy also covers other companies with which the Company does business, such as a collaboration partner, contract research organization, contract manufacturer, vendor or supplier of the Company, or that is involved in a potential transaction or business relationship with the Company. If in the course of your employment you have learned material, non-public information about another company (i) with which the Company does business, such as collaboration partner, contract research organization, contract manufacturer, vendor or supplier, or (ii) that is involved in a potential transaction or business relationship with Company, you may not trade in such company’s securities until the information becomes public or is no longer material and you may not disclose such material, non-public information, whether positive or negative, to anyone else.
This Insider Trading Policy does not apply to: (1) an exercise of an employee share option when payment of the exercise price is made in cash, (2) the mandatory withholding by the Company of ordinary shares to satisfy any tax withholding obligations that may arise under the Employee Share Purchase Plan or upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements in accordance with the tax withholding policy adopted by the Company’s Board of Directors, or (3) the mandatory sale of ordinary shares to satisfy any tax withholding obligations that may arise under the Employee Share Purchase Plan or upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements in accordance with the tax withholding policy adopted by the Company’s Board of Directors.
The policy does apply, however, to: (1) the use of outstanding Company securities to pay part or all of the exercise price of an option, (2) any sale of securities as part of a broker-assisted cashless exercise of an option or (3) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
In addition, the Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Insider Trading Policy engage in speculative transactions or certain other types of transactions. Therefore, all of the Company’s officers, directors and employees are prohibited from engaging in the following transactions in the Company securities:
•No Short Sales. You may not at any time sell any securities of the Company that you do not own at the time of the sale (a “short sale”).
•No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
•No Company Securities Subject to Margin Calls. You may not use the Company’s securities as collateral in a margin account.
•No Pledges. You may not pledge Company securities as collateral for a loan (or modify an existing pledge).
C.    What is Material, Nonpublic Information?
This Insider Trading Policy prohibits you from trading in the Company’s securities or those of another company who has certain relationships with the Company if you are in possession of information about the Company or such other company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

“Material” Information
Information is “material” if it could reasonably be expected to affect the investment or voting decisions of a shareholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company or any other company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of a company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•developments regarding any programs in clinical development or subject to regulatory approval, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials (collectively, “Trial Data”);
•developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
•projections of future earnings or losses, or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of a company’s financial statements, changes in auditors or auditor notification that a company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•a significant cybersecurity incident;
•significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of share splits, or public or private sales of additional securities;
•potential defaults under a company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. In connection with the foregoing, the Compliance Officer shall maintain a registry of all Designated Insiders with access to Trial Data to facilitate enforcement of this Insider Trading Policy.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

“Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.
For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company publicly discloses this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.
D.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of ordinary shares.
The penalties for violating United States insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of significant criminal penalties;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay significant civil penalties or fines, up to three times the profit made or loss avoided, as well as significant criminal penalties, and could under certain circumstances be subject to private lawsuits.
The penalties for violating United Kingdom insider trading law (applicable where the individual was within the United Kingdom at the time of the alleged dealing) include unlimited fines and/or imprisonment (for a term not exceeding six months on summary conviction, or seven years on conviction on indictment).
Violation of this Insider Trading Policy or any federal, state or United Kingdom insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.    How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal, state or United Kingdom laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer.
PART II. TRADING PROCEDURES
A.    Special Trading Restrictions Applicable to Designated Insiders
In addition to the restrictions on trading in Company securities set forth above, Designated Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.    No Trading Except During Trading Windows.
The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although a Designated Insider may not know the financial results prior to public announcement, if a Designated Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Designated Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Designated Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the last day of the then-current quarter. Designated Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below.
2.    Gifts.
No Designated Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Designated Insider is not permitted to trade, unless the donee agrees not to sell the shares until such time as the Designated Insider can sell. Gifts are subject to the trading windows, pre-clearance requirements and post-trade reporting obligations set forth in “Part II. Trading Procedures” of this Policy.
3.    No Trading During Retirement Plan Blackout Periods.
If the Company adopts a policy to allow ownership of Company shares in the Company’s 401(k) or other retirement plan, then no director or executive officer may trade in any Company securities, which were acquired in connection with such director’s or executive officer’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted under applicable law. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Directors and executive officers will receive advance notice of any such blackout period from the Compliance Officer or his or her designee.

B.     Pre-Clearance Procedures

No Designated Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Designated Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Chief Executive Officer and the Company’s Corporate Counsel.
1.Procedures. No Insider may trade in Company securities until:
•The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Share Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Share Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•The Insider has informed the Compliance Officer, using the Share Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.
The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
2.Additional Information.
Designated Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
3.No Obligation to Approve Trades.
The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Designated Insider. The Compliance Officer may reject any trading request at his or her sole discretion.
From time to time, an event may occur that is material to the Company and is known by only a few directors, executives and/or employees. Designated Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Designated Insider is not aware of the material, nonpublic development involving the Company, if any Designated Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Designated Insider and the

Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Designated Insider once the material, nonpublic development is disclosed to the public or resolved. If a Designated Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
4.Completion of Trades.
After receiving written clearance to engage in a trade signed by the Compliance Officer, a Designated Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Designated Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Designated Insider has otherwise received notice that the trading window has closed or (iii) the Designated Insider has or acquires material nonpublic information.
5.Post-Trade Reporting.
Any transactions in the Company’s securities by a Designated Insider who is subject to Section 16 reporting obligations (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Share Transaction Request form attached to this Insider Trading Policy on the same day in which such a transaction occurs. Each report a Designated Insider makes to the Compliance Officer should include the date of the transaction, quantity of ordinary shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement, if and when required, for the next annual meeting of shareholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.    Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows, retirement plan blackout periods or pre-clearance procedures, and Designated Insiders are not required to complete a Share Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Designated Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.
If a Designated Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:
•satisfy the requirements of Rule 10b5-1;
•be documented in writing;

•be established during a trading window when such Insider does not possess material, nonpublic information; and
•be pre-approved by the Compliance Officer.
Prior to approving a Rule 10b5-1 Plan, the Compliance Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Compliance Officer deems to be in the best interests of the Company.
Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.
The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.
Any modification or termination of a Designated Insider’s prior Rule 10b5-1 Plan requires a new pre-approval by the Compliance Officer. A modification or termination must occur during a trading window and while such Insider is not aware of material, nonpublic information.

2.Employee Benefit Plans.
Exercise of Share Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Designated Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a security appreciation right, any sale of securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Shares/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the mandatory withholding by the Company of ordinary shares upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements in accordance with the tax withholding policy adopted by the Company’s Board of Directors or the mandatory sale of ordinary shares upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements in accordance with the tax withholding policy adopted by the Company’s Board of Directors.
Employee Share Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under an employee share purchase plan duly adopted by the Company and in effect at the time thereof (the “Employee Share Purchase Plan”). However, if the Employee Share Purchase Plan is funded with open market purchases, no Designated Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the mandatory withholding by the Company of ordinary shares to satisfy any tax withholding obligations that may arise under the Employee Share Purchase Plan to satisfy applicable tax withholding requirements in accordance with the tax withholding policy adopted by the Company’s Board of Directors or the mandatory sale of ordinary shares upon issuance of ordinary shares under the Employee Share Purchase Plan to satisfy applicable tax withholding requirements in accordance with the tax withholding policy adopted by the Company’s Board of Directors.
Retirement Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to purchases of Company securities pursuant to a retirement plan duly adopted by the Company and in effect at the time thereof (the “Retirement Plan”) resulting from periodic contributions by Designated Insiders to the Retirement Plan pursuant to payroll deduction elections. Such prohibitions and restrictions do apply, however, to certain elections Designated Insiders may make under the Retirement Plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company share fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company share fund; (c) an election to borrow money against or receive a distribution from such Insider’s Retirement Plan account if the loan or distribution will result in a liquidation of some or all of such Insider’s Company share fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company share fund.

Dividend Reinvestment Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to purchases of Company securities pursuant to a dividend reinvestment plan duly adopted by the Company and in effect at the time thereof (the “Dividend Reinvestment Plan”) resulting from the reinvestment by Designated Insiders of dividends paid on Company securities. Such prohibitions and restrictions do apply, however, to voluntary purchases of Company securities resulting from additional contributions by Designated Insiders to the plan (i.e., direct share purchases), and to elections by Designated Insiders to participate in the plan or change the level of such participation. The Trading Procedures also apply to sales by Designated Insiders of Company securities purchased pursuant to the plan.
D.    Waivers
A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer or his or her designee, and any such waiver shall be reported to the Company’s Board of Directors.
PART III. ACKNOWLEDGEMENT
This Insider Trading Policy will be delivered to all current Designated Insiders and to all directors, officers, employees and designated consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be returned within ten (10) days of receipt to:
Chief Financial Officer (Insider Trading Compliance Officer)
COMPASS Pathways plc
3rd Floor, 1 Ashley Road, Altrincham
Cheshire WA14 2D4, United Kingdom

    The acknowledgment may be delivered electronically, signed via electronic signature (including but not limited to DocuSign) or otherwise acknowledged via electronic means, as the Compliance Officer may determine from time to time.

    This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers, employees and designated consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.
*    *    *
Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED:     August 26, 2020, subject to effectiveness of the Company’s Registration Statement on Form F-1.

Amended: September 14, 2021, December 15, 2022, December 14, 2023 and December 19, 2024

EXHIBIT A
SHARE OR ADS TRANSACTION REQUEST
Pursuant to COMPASS Pathways plc’s Insider Trading Policy, I hereby notify COMPASS Pathways plc (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________
INTENT TO PURCHASE Number of shares or ADSs: __________________________ Intended trade date: __________________________
Means of acquiring shares or ADSs:	☐	Acquisition through employee benefit plan (please specify): ___________________________________________________________
	☐	Purchase through a broker on the open market
	☐	Other (please specify): ________________________________________
INTENT TO SELL Number of shares or ADSs: __________________________ Intended trade date: __________________________
Means of selling shares or ADSs:	☐	Sale through employee benefit plan (please specify): ___________________________________________________________
	☐	Sale through a broker on the open market
	☐	Other (please specify): ________________________________________

SECTION 16 (Not applicable for so long as the Company is a Foreign Private Issuer)	RULE 144 (Not applicable if transaction requested involves a purchase)
☐ ☐ ☐
I am not subject to Section 16.

To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

None of the above.
¨
I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).

¨
To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

¨
The transaction requested is being made pursuant to an effective registration statement covering such transaction.

¨
None of the above.

CERTIFICATION
I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination.

Insider’s Signature	Date
AUTHORIZED APPROVAL
Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

EXHIBIT B
ACKNOWLEDGMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of COMPASS Pathways plc (the “Company”) and the Trading Procedures, including the trading windows, pre-clearance requirements and pre-approval requirements with respect to any Rule 10b5-1 Plan. I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

Date:	Signature:

Name:

Title:

Schedule I

List of Designated Insiders

All members of the Board of Directors
All employees with the title (or equivalent functionality) of Vice President & above
All finance personnel
All investor relations personnel
All corporate communications personnel
Such other persons as the Compliance Officer may designate from time to time.